Exhibit 3.3 ex33certofamendmentcertofinc.htm Cert. of Amendment Cert. of Incorp. Ameri Metro   EX 3.3

Exhibit 3.3

Cert. of Amendment Cert. of Incorp. Ameri Metro

This exhibit is in PDF format.